Exhibit 99.1

IntelGenx Announces License Agreement for the Commercialization of CPI-300 in the United States

SAINT LAURENT, QUEBEC, February 14, 2012 - IntelGenx Corp. (TSX VENTURE: IGX) (OTCBB: IGXT) ("IntelGenx") today announced that it has entered into an exclusive agreement with Edgemont Pharmaceuticals, LLC (“Edgemont”) for the commercialization of IntelGenx’ lead product CPI-300 in the United States (U.S.).

Under the terms of the agreement, Edgemont has obtained certain exclusive rights to market and sell CPI-300 in the U.S. In exchange IntelGenx will receive a $1.0 million upfront payment and launch related milestones totalling up to $4.0 million and will be eligible for additional milestones upon achieving certain sales and exclusivity targets of up to a further $23.5 million. IntelGenx will also receive tiered double-digit royalties on the net sales of CPI-300.

“We are very pleased that Edgemont, a company focused on neurosciences, will be marketing our lead product. A new private company with experienced marketing executives in the psychiatry and neurology space, we strongly believe that Edgemont will be able to devote their time and expertise to ensure that this product will have a successful launch. We are confident that Edgemont it is the ideal company to realize the full potential of CPI-300 and establish it as a successful new brand in the U.S.” stated Dr. Horst G. Zerbe, President and CEO of IntelGenx. “This partnership will generate increased cash for IntelGenx to invest in its pipeline, thereby accelerating the pace of project development and enhancing shareholder value”.

“We are extremely pleased to have been selected as the company to launch CPI-300 in the U.S. and we are fully committed to its success,” stated Doug Saltel, President and CEO of Edgemont Pharmaceuticals, LLC. “CPI-300 represents an outstanding strategic fit for us given our focus and expertise in the field of psychiatry, but more importantly, we are excited to be able to launch a product with such a clear and important clinical benefit.”

About CPI-300:

CPI-300 is a novel, high mg strength formulation of bupropion HCl, the active ingredient in Wellbutrin XL®. When launched, CPI-300 will provide high dose bupropion XL patients the opportunity to achieve their mg dose in a single pill versus the multiple pills they currently need to take. Reducing the number of pills per dose is a well-published and important clinical benefit.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of severe depression, hypertension, erectile dysfunction, benign prostatic hyperplasia, migraine, insomnia, bipolar disorder, idiopathic pulmonary fibrosis, allergies and pain management. More information is available about the company at www.intelgenx.com.

About Edgemont Pharmaceuticals:

Edgemont Pharmaceuticals, LLC is a privately held pharmaceutical company with a primary focus and expertise in the field of neuroscience. Edgemont is committed to the development of novel drug formulations and new therapies that can improve patient care. More information is available about the company at www.edgemontpharma.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTC Bulletin Board has neither approved nor disapproved the contents of this press release.

CONTACT:
Dr. Horst G. Zerbe,
President and CEO
IntelGenx Technologies Corp.
T: +1 514-331-7440 (ext. 201)
F: +1 514-331-0436
horst@intelgenx.com
www.intelgenx.com